EXHIBIT 99.2

News
For Immediate Release April 29, 2004	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS FIRST QUARTER DILUTED EARNINGS PER SHARE OF $0.61, INCLUDING A RESTRUCTURING CHARGE OF $0.02
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NEW YORK, April 29--Minerals Technologies Inc. (NYSE: MTX) today reported first quarter diluted earnings per common share of $0.61, which is consistent with the company's announcement on March 26. The $0.61 per share includes a restructuring charge of $0.02 per share from a program announced last year. This represents an 18-percent decrease from the $0.74 reported in the first quarter of 2003 before the cumulative effect of an accounting change. The accounting change resulted from the adoption in the first quarter of 2003 of the Financial Accounting Standard Board's SFAS No. 143, "Accounting for Asset Retirement Obligations," which required the company to record a liability for future asset retirement obligations and represented a charge of $0.17 per share.

          Worldwide sales were $209.5 million, a 4-percent increase over the $201.5 million reported in the first quarter of 2003. Foreign exchange had a favorable impact of approximately $10.0 million on sales, or 5 percentage points of growth. For the quarter, operating income was $20.1 million compared with $22.5 million for the same period last year, an 11-percent decrease.

          "During the first quarter, we experienced weak results because of a number of factors. These included continued paper machine shutdowns and slowdowns, the effect of last May's agreement with International Paper Company, and the cyclical nature of equipment installations in the refractories business," said Paul R. Saueracker, chairman, president and chief executive officer. He added that the company also increased research and development spending to support key initiatives.

          Sales in the Specialty Minerals segment, which includes the company's Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, increased 4 percent to $143.7 million from $137.8 million in the first quarter of 2003. Income from operations declined 13 percent to $13.5 million from $15.5 million in the same period last year.

          Worldwide sales of PCC grew 3 percent to $112.3 million from $109.3 million in the first quarter of 2003. This growth was attributable to the favorable currency impact, primarily in Europe.

          "Our Paper PCC volumes grew slightly, despite several paper machine shutdowns during 2003," said Mr. Saueracker. "More importantly, during the quarter we announced that we signed a joint venture agreement for the construction of two satellite PCC plants at paper mills in China owned by APP China. These satellites, which are the company's 55th and 56th, will add 8 additional units of capacity. Each unit represents an annual production capacity of between 25,000 and 35,000 tons of PCC. We expect these plants to be operational in the first quarter of 2005."

          Worldwide sales of Processed Minerals products increased 10 percent in the first quarter to $31.4 million from $28.5 million in the same period in the prior year. This increase was attributable primarily to the continued strong demand from the residential construction-related industries and from new polymer and health-care applications for the company's talc products. Processed Minerals products, which include ground calcium carbonate, talc, mica and barytes, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

          Sales of Refractories segment products, which are used primarily in the steel industry, increased 3 percent to $65.8 million from $63.7 million in the first quarter of 2003. This growth was attributable to the favorable effect of foreign exchange. Income from operations declined 6 percent to $6.6 million from $7.0 million in the first quarter of 2003.

          "The results of the refractories business during the first quarter were affected by lower sales of our proprietary measuring and application equipment," said Mr. Saueracker. "However, the Refractories segment operating margin remained in the double digits. In addition, as announced on April 28, we will build a 100,000-ton refractories manufacturing plant in China to position the company to service the growing Chinese steel market and to be closer to our supply of raw materials.

          "A key development program--Synsil® products, the company's family of synthetic silicates for the glass industry--remains on track," said Mr. Saueracker. "In March, we signed our second commercial contract with the same glass manufacturer that signed the first such contract in the fourth quarter of 2003. Also, as part of our ongoing development program, we continue to evaluate the results of previous trials, produce Synsil® products for scheduled trials, as well as plan for additional trials with other glassmakers for this exciting new product.

          "Our performance in the first quarter, which historically has been our most difficult, started slowly and then improved in February and March for both the Specialty Minerals and Refractories business segments," said Mr. Saueracker. "Going forward, an important point to note is that we expect our costs for magnesia and talc imported from China to continue to increase for a number of reasons, including higher shipping costs. We have initiated price increases in the affected product lines and are actively seeking alternative sources of supply to minimize the impact. Despite these efforts, the net impact of these costs could affect our profitability in the second half of 2004.

          "During the remainder of the year, we hope to see a continuing upturn in the manufacturing economy, especially in paper and steel. Furthermore, we will continue to pursue opportunities for growth in all product lines," he said. "Considering all these factors we expect to earn between $2.90 and $3.00 per share for the full year."

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This press release contains some forward-looking statements; in particular statements of anticipated changes in the business environment in which the company operates and in the company's future operating rates. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2003 Annual Report Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc. look on the Internet at http://www.mineralstech.com

	MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEET

	ASSETS

	(In Thousands of Dollars)
		March 28,	December 31,
		2004*	2003**

	Current assets:
	Cash & cash equivalents	86,561	90,515
	Accounts receivable, net	157,718	147,600
	Inventories	83,244	86,378
	Other current assets	16,163	15,632
	Total current assets	343,686	340,125

	Property, plant and equipment	1,219,606	1,209,950
	Less accumulated depreciation	661,639	648,362
	Net property, plant & equipment	557,967	561,588

	Goodwill	52,671	52,721
	Prepaid benefit cost	45,487	46,251
	Other assets and deferred charges	34,671	34,815

	Total assets	1,034,482	1,035,500

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt	33,524	33,522
	Accounts payable	41,736	44,217
	Other current liabilities	42,103	44,296
	Total current liabilities	117,363	122,035

	Long-term debt	98,015	98,159
	Other non-current liabilities	107,018	107,925
	Total liabilities	322,396	328,119

	Total shareholders' equity	712,086	707,381

	Total liabilities and shareholders' equity	1,034,482	1,035,500

*	Unaudited.
**	Condensed from audited financial statements.

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES CONSOLIDATED STATEMENT OF INCOME (thousands of dollars, except per share data) (unaudited)

	First Quarter		%

	2004	2003	Growth

Net sales	$209,473	$201,450	4
Operating costs and expenses:
Cost of goods sold	159,807	151,683	5
Marketing and administrative expenses	22,211	21,137	5
Research and development expenses	6,817	6,085	12
Restructuring charges	572	0	N/A

Income from operations	20,066	22,545	(11)
Non-operating deductions - net	1,565	1,027	52

Income before provision for taxes
on income and minority interests	18,501	21,518	(14)

Provision for taxes on income	5,500	6,134	(10)

Minority interests	411	467	(12)

Income before cumulative effect of
accounting change	12,590	14,917	(16)

Cumulative effect of accounting change	0	3,433	(100)

Net income	$12,590	$11,484	10

Weighted average number of common
shares outstanding:
Basic	20,479	20,117

Diluted	20,716	20,223

Earnings per share:
Basic
Before cumulative effect of accounting change	$0.61	$0.74	(18)
Cumulative effect of accounting change	----	(0.17)
Basic earnings per share	$0.61	$0.57	7

Diluted
Before cumulative effect of accounting change	$0.61	$0.74	(18)
Cumulative effect of accounting change	----	(0.17)
Diluted earnings per share	$0.61	$0.57	7

Cash dividends declared per common share	$0.050	$0.025

1) For the periods ended March 28, 2004 and March 30, 2003.
2) Sales increased less than 1% in the United States in the first quarter of 2004. International sales increased approximately 10% in the first quarter of 2004.
3) The Company recorded restructuring charges of $0.6 million in the first quarter of 2004 related to the program announced in December 2003. These charges relate to workforce reductions from business units and organization levels throughout the Company's worldwide operations.
4) Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." Upon adoption, the Company recorded a non-cash after-tax charge to earnings of approximately $3.4 million for the cumulative effect of this accounting change related to retirement obligations associated with the Company's PCC satellite facilities and its mining properties.
5) The Company paid approximately $0.7 million of one-time termination benefits to a group of employees at a Specialty Minerals facility in the United Kingdom in the first quarter of 2003. Such charge is included in cost of goods sold.
6) The results of operations for the interim period ended March 28, 2004 are not necessarily indicative of the results that ultimately might be achieved for the current year.
7) The analyst conference call to discuss operating results for the first quarter is scheduled for April 30, 2004 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.